Exhibit 99.2

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE TO PRESENT AT

SMITH BARNEY CITIGROUP SMALL & MID-CAP CONFERENCE

BOCA RATON, Fla. – February 2, 2005 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to make a presentation on Thursday, February 17, 2005, at 8:05 a.m. Pacific Time at the Smith Barney Citigroup Small & Mid-Cap Conference being held at the Four Seasons Hotel in Las Vegas, Nevada.

Cross Country’s presentation will be webcast and accessible to the public online via the Company’s web site at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ccrn&script=2100%20.  Through this link, visitors will be able to access the Company’s presentation made by Emil Hensel, Chief Financial Officer of Cross Country Healthcare, Inc., who will provide an overview of Cross Country’s business and prospects.  Replays will be available for 30 days after the presentation at the same website address.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States.  The Company has a client base of approximately 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states.  Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com.  Shareholders and prospective investors can also register at the corporate Web site to automatically receive the Company’s press releases by e-mail.

The Company’s presentation contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption “Risk Factors” in the Company’s Registration Statement on Form S-3 dated November 3, 2004, or any amendments thereof.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Additional information about our business:

Cross Country Staffing Healthcare Staffing	Cross Country TravCorps Travel Nursing	Cross Country Local Per Diem Nurse	MedStaff Travel Nursing Per Diem Nurse	NovaPro Travel Nursing
Assignment America International Nursing	MRA Nurse Recruiting	ClinForce Clinical Staffing	Cross Country University CEU Continuing Education for Nurses	Cejka Search Physician Jobs Executive Search

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com